Exhibit(j)


               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the references to our firm under the captions "Financial Highlights" for Scudder US Government Securities Fund in the Taxable Income I Prospectuses, and "Independent Auditors and Reports to Shareholders," and "Financial Statements" in the Scudder U S Government Securities Fund Statement of Additional Information and to the incorporation by reference in Post-Effective Amendment Number 37 to the Registration Statement (Form N-1A, No. 002-57937) of our report dated December 22, 2003 on the financial statements and financial highlights of Scudder US Government Securities Fund included in the Fund Annual Report dated October 31, 2003.




/s/Ernst & Young LLP
Boston, Massachusetts
January 27, 2004